FOR IMMEDIATE RELEASE
Contact:
Gail Scalfaro
Director of Investor Relations
941-308-5227


        GLOBAL SIGNAL INC. TO ACQUIRE 207 WIRELESS COMMUNICATIONS TOWERS

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Sarasota, Florida. September 29, 2004 - Global Signal Inc. (NYSE: GSL)
announced today that it has signed a definitive agreement to purchase all of the equity of VSS-GoldenState, LLC (GoldenState), a portfolio company of VS&A Communications Partners III, LP, a private equity affiliate of Veronis Suhler Stevenson, for an aggregate purchase price of up to $63.1 million. GoldenState owns or operates 207 wireless communications towers that are located primarily in California, Oregon, Idaho, Washington, Nevada and Arizona. The acquisition is expected to close in the fourth quarter of 2004 and is subject to customary closing conditions.

David Grain, President of Global Signal, commented, "We are pleased to acquire this portfolio of telephony towers which are located primarily along major traffic corridors and in growing population areas. This transaction reflects our continued focus on acquiring additional high quality wireless telephony assets."

Since the beginning of the Company's acquisition program, in December 2003, Global Signal has acquired or entered into definitive agreements to acquire 685 towers for an aggregate purchase price of approximately $300 million. A key component of the Company's strategy is to increase Adjusted EBITDA and dividends through the accretive acquisition and financing of high quality wireless telephony towers. On September 27, 2004, the Company announced a 20% increase in the quarterly dividend to $0.375 per share of common stock.

Global Signal owns or manages over 3,300 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit www.gsignal.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire high quality wireless telephony assets, make accretive acquisitions, secure financing, generate growth, increase Adjusted EBITDA, increase or sustain our dividend and close acquisitions. Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "believe(s)," "seek(s)," "estimate(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal's expectations include, but are not limited to, our continued ability to acquire new towers at attractive prices and/or attract telephony tenants which will generate returns consistent with expectations; the possibility that the towers that we have acquired and will acquire may not generate sufficient additional income to justify their acquisition; possibilities that the conditions to closing of transactions will not be satisfied and other risks detailed from time to time in Global Signal's SEC reports including its Form S-11 filed June 2, 2004. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.